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                                                                     EXHIBIT 4.3


                            STERIGENICS INTERNATIONAL
                           INVESTORS' RIGHTS AGREEMENT
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                                TABLE OF CONTENTS

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I.       GENERAL ....................................................................................         1
         1.1      Definitions .......................................................................         1

II.      REGISTRATION; RESTRICTION ON TRANSFER ......................................................         2
         2.1      Restrictions on Transfer ..........................................................         2
         2.2      Demand Registration ...............................................................         3
         2.3      Piggyback Registrations ...........................................................         5
         2.4      Form S-3 Registration .............................................................         6
         2.5      Expenses of Registration ..........................................................         6
         2.6      Obligations of the Company ........................................................         7
         2.7      Termination of Registration Rights ................................................         8
         2.8      Delay of Registration .............................................................         8
         2.9      Indemnification ...................................................................         8
         2.10     Assignment of Registration Rights .................................................        10
         2.11     Amendment of Registration Rights ..................................................        11
         2.12     Limitation on Subsequent Registration Rights ......................................        11
         2.13     "Market Stand-Off" Agreement ......................................................        11

III.     COVENANTS OF THE COMPANY ...................................................................        11
         3.1      Basic Financial Information and Reporting .........................................        11
         3.2      Inspection Rights .................................................................        12
         3.3      Confidentiality of Records ........................................................        12
         3.4      Reservation of Common Stock .......................................................        13
         3.5      Stock Vesting .....................................................................        13
         3.6      Key Man Insurance .................................................................        13
         3.7      Proprietary Information and Inventions Agreement ..................................        13
         3.8      Real Property Holding Corporation .................................................        13
         3.9      Other Affirmative Covenants of the Company ........................................        13
         3.10     Negative Covenants of the Company .................................................        15
         3.11     Termination of Covenants ..........................................................        16

IV.      RIGHTS OF FIRST REFUSAL ....................................................................        16
         4.1      Subsequent Offerings ..............................................................        16
         4.2      Exercise of Rights ................................................................        16
         4.3      Issuance of Equity Securities to Other Persons ....................................        17
         4.4      Termination of Rights of First Refusal ............................................        17
         4.5      Transfer of Rights of First Refusal ...............................................        17
         4.6      Excluded Securities ...............................................................        17
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                                       i.
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                                TABLE OF CONTENTS
                                   (continued)
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V.       REPURCHASE ................................................................................         18
         5.1      Repurchase Rights ................................................................         18
         5.2      Deposit of Funds .................................................................         20
         5.3      Surrender of Certificates ........................................................         20
         5.4      Termination of Rights ............................................................         20

VI.      MISCELLANEOUS .............................................................................         21
         6.1      Governing Law ....................................................................         21
         6.2      Survival .........................................................................         21
         6.3      Successors and Assigns ...........................................................         21
         6.4      Entire Agreement .................................................................         21
         6.5      Separability .....................................................................         21
         6.6      Amendment and Waiver .............................................................         21
         6.7      Delays or Omissions ..............................................................         22
         6.8      Notices ..........................................................................         22
         6.9      Attorneys' Fees ..................................................................         22
         6.10     Titles; and Subtitles ............................................................         22
         6.11     Counterparts .....................................................................         22
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                                       ii.
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                           INVESTORS' RIGHTS AGREEMENT



         THIS INVESTORS' RIGHTS AGREEMENT (the "Agreement") is entered into as of the 20th day Of September, 1993, by and among STERIGENICS INTERNATIONAL, a California corporation (the "Company"), and the purchasers of shares of the Company's Common Stock, Series B Preferred Stock and Series; C Preferred Stock (the "Shares") set forth on Exhibit A of that certain, Stock Purchase Agreement of even date herewith (the "Purchase Agreement"). The purchasers of the Shares shall be referred to hereinafter as the "Purchasers" and each individually as a "Purchases."

                                    RECITALS

         WHEREAS, as a condition to purchasing the Shares, the Purchasers have requested that the Company extend to them registration rights, information rights, a right of first refusal, repurchase rights and certain other rights as set forth below.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

                                       I.

                                     GENERAL

         1.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

         "FORM S-3" Means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         "HOLDER" means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section
2.10 hereof.

         "REGISTER," "REGISTERED," AND "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

         "REGISTRABLE SECURITIES" means (i) Common Stock of the Company issued or issuable upon conversion of the Shares; and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement such


                                       1.
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above-described securities. Notwithstanding the foregoing, Registrable
Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Article II of this Agreement are not assigned.

         "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

         "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

         "SHARES" shall mean the Series C Preferred Stock, the Series B Preferred Stock and the Common Stock held by the Purchasers (as set forth on Exhibit A to the Purchase Agreement).

         "SEC" or "COMMISSION" means the Securities and Exchange Commission.

                                      II.
                     REGISTRATION; RESTRICTIONS ON TRANSFER

         2.1 Restrictions on Transfer.


                  (a) Each Holder agrees not to make any disposition of all or any portion of the Shares (or the Common Stock issuable upon the conversion thereof) unless and until the transferee has agreed in writing for die benefit of the Company to be bound by this Section 2.1, provided and to the extent such Sections are then applicable and:

                           (i)There is then in effect a registration statement
under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (ii) (A) Such Holder shall have notified the Company
of the proposed disposition and shall have furnished the Company with a detailed statement of the


                                       2.
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circumstances surrounding the proposed disposition, and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                           (iii) Notwithstanding the provisions of paragraphs
(i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners in accordance with partnership interests, or (B) to the Holder's family, member or trust for the benefit of an individual Holder, provided that the transferee agrees to be subject to the terms of this Section 2.1 to the same extent as if he were an original Holder hereunder.

                  (b) Etch certificate representing shares shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in the Agreement):

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN; COMPLIANCE THEREWITH.

                  (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                  (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

         2.2      DEMAND REGISTRATION.

                  2.2.1 Subject to the conditions of this Section 2.2, if the Company shall receive at any time after September 30, 1996 a written request from the Holders of more than thirty-five percent (35%) of the Company's convertible Preferred Stock then outstanding (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the


                                       3.

registration of Registrable Securities having an aggregate offering price to the public, in excess of $10,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of Section 2.2.2, effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

                  2.2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2.1. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                  2.2.3 The Company shall not be obligated. to effect more than two (2) registrations pursuant to this Section 2.2.

                  2.2.4 The Company shall not be required to effect a registration pursuant to this Section 2.2 during the period starting with the date of filing of, and ending on the date one hundred eighty, (180) days following the effective date of the registration statement pertaining to the initial public offering of the Company's common stock: (the "Initial Offering"), provided that the Company is making reasonable and good faith efforts to cause such registration statement to become effective. In addition, the Company shall not be required to effect a registration pursuant to this Section 2.2 if within thirty (30) days of receipt of a written request form Initiating Holders pursuant to Section 2.2.1, the Company gives notice to be Holders of the Company's intention to file registration statement for its Initial Offering within ninety (90) days.

                  2.2.5 Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such


                                       4.

registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred and twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than once in any one-year period,

         2.3 PIGGYBACK REGISTRATION. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  2.3.1 UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, except that in no event shall the amount of securities of the selling Holders included in the registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling shareholder be included in such registration which would


                                       5.

reduce the number of shares which may be included by Holders without the written consent of a majority of the Holders of the Registrable Securities proposed to be sold in the offering.

         2.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  2.4.1 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                  2.4.2 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as any specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4: (i) if Form S-3 is not available for such offering by the Holders, (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any at an aggregate price to the public of less than $500,000, (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be serious, detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4, (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.4,
(v) if the Company has already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4. or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service off process in effecting such registration, qualification or compliance.

                  2.4.3 Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

         2.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 2.2, Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to
Section 2.2 or 2.4, the


                                       6.

request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or
Section 2.4 (in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to Section 2.5(a), then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

         2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  2.6.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

                  2.6.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  2.6.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  2.6.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  2.6.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  2.6.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits


                                       7.

to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  2.6.7 In the event of an underwritten public offering, furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

         2.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Article II shall terminate and be of no further force and effect seven (7) years after the date following the Company's Initial Offering. In addition, any individual Holder's registration rights shall terminate if all Registrable Securities held by and issuable to such Holder may be sold pursuant to Rule 144 underside Securities Act during any single 90 day period.

         2.8 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise denying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

         2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                  2.9.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the " 1934 Act"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or arise based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law in connection with the offering covered by such registration statement; and, subject to the provisions of Section 2.9.3 below, the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably


                                       8.

incurred by them in connection with investigating or defending any such loss claim damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  2.9.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company with the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or all person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and on, to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the gross proceeds from the offering received by such Holder.

                  2.9.3 Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental actions, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable


                                       9.

time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 2.9.

                  2.9.4 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim,, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  2.9.5 The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                  2.9.6 The obligations of the Company and Holders under this
Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

         2.10 ASSIGN OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that no such transferee or assignee shall be entitled to registration rights under Sections 2.2, 2.3 or 2.4 hereof unless it acquires at least one hundred thousand (100,000) shares of Registrable Securities (as adjusted for stock splits and combinations) and the Company shall, within twenty (20) days after such transfer, be furnished with written notice of the name and, address of such transferee or assignee and the securities with respect to which such registration rights are being assigned. Notwithstanding the foregoing, rights to cause the Company to register securities may be assigned to any subsidiary, parent, general partner or limited partner of a Holder.


                                       10.

         2.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Article II may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this Section
2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article II, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

         2.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of any registration rights unless such rights are subordinate to the registration rights set forth herein.

         2.13 "MARKET STAND-OFF" AGREEMENT. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Purchaser holding any of the Company's coming securities shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Purchaser (other than those included in the registration) for a period specified by the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

                  (i) such agreement shall apply only to the Company's Initial Offering; and

                  (ii) all officers and directors of the Company and holders of at least one percent (1%) of the Company's voting securities enter into similar agreements.

         The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

                                      III.

                            COVENANTS OF THE COMPANY

         3.1 BASIC FINANCIAL INFORMATION AND REPORTING.

                  3.1.1 The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.


                                       11.

The Company will also maintain true and complete records and supporting documentation for purposes of calculating and verifying "after-tax net proceeds" from the "DOE Lawsuit," each as defined in Section III.B(4)(1) of the Company's Amended and Restated Articles of Incorporation, and shall allow each Purchaser to inspect such records and documentation pursuant to Section 3.2 below.

                  3.1.2 As soon as practicable after the end of each fiscal year of the Company, and have any event within 90 days thereafter, the Company will furnish each Purchaser a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a import and opinion thereto by independent public accountants of national standing selected by the Company's Board of Directors.

                  3.1.3 As long as a Purchaser holds not less than 100,000 shares of Registrable Securities, the Company will furnish such Purchaser, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty- (30) days thereafter, a consolidated balance sheet of the Company as of the end of cut such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

                  3.1.4 As long as a Purchaser holds not less than 100,000 shares of Registrable Securities, the Company will furnish such Purchaser (i) within thirty (30) days after the beginning of eat fiscal year, an annual budget and operating plans for such fiscal year, which budget and operating plans shall have been approved by the Company's Board of Directors; and (ii) within thirty
(30) days after the end of each month, an unaudited balance sheet and statements of income and cash flows, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, but such statement shall set forth applicable budget figures and variances from budget.

         3.2 INSPECTION RIGHTS. Each Purchaser shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

         3.3 CONFIDENTIALITY OF RECORDS. Each Purchaser agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such


                                       12.

Purchaser uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or properitary (so long as such information is not in the public domain), except that such Purchaser may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Purchaser for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the, confidentiality provisions of this Section 3.3.

         3.4 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series B and Series C Preferred Stock, all Common Stock issuable from time to time upon such conversion.

         3.5 STOCK VESTING. Unless otherwise approved by the Board of Directors, all stock and stock equivalents issued after the date of this Agreement to employees, directors and consultants will be subject to vesting restrictions for at least a four-year period. The repurchase option, to which all unvested shares of stock shall be subject, shall provide that upon termination of the employment of the shareholder, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws) retain the option to repurchase at cost any unvested shares held by such shareholder.

         3.6 KEY MAN INSURANCE. The Company will use its best efforts to obtain and maintain in full force and effect term life insurance in the amount of two million dollars ($2,000,000) on the life of James F. Clouser naming the Company as beneficiary.

         3.7 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. The Company shall require all employees to execute and deliver it Proprietary Information and Inventions Agreement substantially in the form attached to the Purchase Agreement as Exhibit H.

         3.8 REAL PROPERTY HOLDING CORPORATION. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("FIRPTA"). The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg
Section 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from an Purchaser or any of is partners, the Company will inform the requesting party, in the manner set forth in Reg. Section 1.897-2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status

         3.9 OTHER AFFIRMATIVE COVENANTS OF THE COMPANY. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will perform and observe the following covenants and provisions, and will not, without approval of holders of the Shares in accordance with Section 6.5, amend or revise any terms of this Section 3.9:


                                       13.

                  3.9.1 PUNCTUAL PAYMENT. Redeem or repurchase the Shares at the time and place and in the manner provided in the Company's Articles of Incorporation and in Article V herein.

                  3.9.2 PAYMENT OF TAXES. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims, which, if unpaid, might become a lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by appropriate proceedings if the Company shall have set aside on its books adequate reserves with respect thereto as shall be determined by its Board of Directors.

                  3.9.3 MAINTENANCE OF INSURANCE. Maintain with responsible and reputable insurance companies or associations insurance in such amounts and covering such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

                  3.9.4 PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. Preserve and maintain all material licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

                  3.9.5 COMPLIANCE WITH LAWS. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial, or otherwise, except non-compliance being contested in good faith through appropriate proceedings so long as the Company shall have set up sufficient reserves, if any, required under generally accepted accounting principles with respect to such items.

                  3.9.6 MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve all of its properties necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

                  3.9.7 NEW DEVELOPMENTS. Cause all material technological or other proprietary developments, inventions, discoveries or improvements by the Company's employees to be fully documented in accordance with the prevailing industry practice and, where possible and appropriate, to file and prosecute United States and foreign patent applications relating to and protecting such developments on behalf of the Company.

                  3.9.8 FINANCING. Promptly, fully and have detail, inform the Board of Directors in advance of any commitments or contracts relating to financing of any nature in which the


                                       14.

Company pledges corporate assets, other than under purchase money security interests secured only by the assets purchased with such financing in the ordinary course of business.

                  3.9.9 BOARD OF DIRECTORS; INDEMNIFICATION. The Board of Directors shall not consist of more than five (5) directors, and one member of the Board of Directors designated by the Purchasers will be appointed to the Executive Committee of the Board of Directors, if and when such Executive Committee is formed. The Articles of Incorporation or Bylaws of the Company shall at all times provide for the indemnification of the Board of Directors to the full extent provided by the law of the jurisdiction in which the Company is organized. If requested by the Board of Directors, the Company shall use its best efforts to obtain and maintain directors and officers insurance with coverage and premium levels consistent with policies carried by companies of similar size engaged in similar businesses, provided that such insurance can be obtained for reasonable premiums, as determined by the Board of Directors. The Company shall pay for reasonable travel and living expenses of the members of the Board of Directors designated by the Purchasers in attending meetings of the Board of Directors and committees thereof and in conducting other business on behalf of the Company.

         3.10 NEGATIVE COVENANTS OF THE COMPANY. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will not take the actions contained in the following covenants and provisions, and will not, without the approval of holders of the Shares hi accordance with
Section 6.5, amend or revise any terms of this Section 3.10.

                  3.10.1 MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. Create any subsidiary that is not a wholly-owned subsidiary, sell or otherwise dispose of any shares of capital stock of any subsidiary, except to the Company or another subsidiary, or permit any subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any subsidiary except to the Company or another subsidiary; provided, however, that nothing herein contained shall prevent (i) any merger, consolidation or other form of acquisition transaction with Griffith Laboratories, Inc. ("Griffith") or any affiliate of Griffith. or (ii) any merger, consolidation or transfer of assets permitted under Article III, Section B(6)(v) of the Company's Amended and Restated Articles of Incorporation.

                  3.10.2 DEALINGS WITH AFFILIATES AND OTHERS. Except as set forth on the Schedule of Exceptions to the Purchase Agreement, enter into any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officer or director of the Company or any subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or stockholders or members of their immediate families (other than any such transactions in the ordinary course of business which are in an amount not in excess of $10,000 unless such transaction is approved in advance by a majority of the members of the Board of Directors who are disinterested with respect to that transaction.


                                       15.

                  3.10.3 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of its business as carried on at the date hereof or as contemplated in written materials delivered to the Purchasers prior to the date hereof.

                  3.10.4 AGREEMENTS WITH EMPLOYEES FOR THE PURCHASE OF SECURITIES. Accelerate or terminate the vesting schedules under which restrictions on transfer of capital stock of the Company lapse over a period of time with respect to capital stock held by employees, officers or directors of the Company, increase beyond 1,134,730 the number of shares reserved for issuance (pursuant to options or otherwise) pursuant to stock plans or arrangements for the benefit of employees of or consultants to the Company, or issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange to officers, employees and/or consultants, shares of Common Stock, or options exercisable therefor, including options outstanding on the date of this Agreement (all of the foregoing limitations to be equitably adjusted in the event of any stock split, combination, reclassification or other similar event occurring on or after the date of this Agreement), except as issued at fair market value, or granted with an exercise price equal to fair market value, at the time of issuance or grant, to officers, employees or consultants of the Company and any subsidiary of the Company.

         3.11 TERMINATION OF COVENANTS. All covenants of the Company contained in Article III of this Agreement shall expire and terminate as to each Purchaser after the time of effectiveness of the Company's first firm commitment underwritten public offering registered under the Securities Act.


                                       IV.

                             RIGHTS OF FIRST REFUSAL

         4.1 SUBSEQUENT OFFERINGS. Each Purchaser shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section
4.6 hereof. Each Purchaser's pro rata share is equal to the ratio of the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable: upon conversion of Series B or Series C Preferred Stock) of which such Purchaser is seemed to be a holder immediately prior to the issuance of such Equity Securities to the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issuable upon conversion of all outstanding shares of Series B and Series C Preferred Stock). The term "Equity Securities" shall mean (i) any stock or similar security of the Company, (ii) any security convertible, with or without consideration, into any stock or similar security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any stock or similar security or (iv) any such warrant or right.

         4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Purchaser written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each


                                       16.

Purchaser shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Purchaser who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

         4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the Purchasers elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Purchasers who do so elect and shall offer such Purchasers the right to acquire such unsubscribed shares ("Subscription Notice"). The Purchasers shall have five (5) days after receipt of the Subscription Notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Purchasers fail to exercise in full the rights of first refusal, the Company shall have sixty (60) days thereafter to sell the Equity Securities in respect of which the Purchasers' rights were not exercised, at a price and upon terms and conditions no more favorable to the purchasers thereof than specified in the Company's notice to the Purchasers pursuant to Section 4.2 hereof If the Company has not sold such Equity Securities within such sixty (60) days, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Purchasers in the manner provided above.

         4.4 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Article IV shall terminate upon the time of effectiveness of the Company's first firm commitment public offering registered under the Securities Act.

         4.5 TRANSFER OF RIGHTS OF HOW REFUSAL. The rights of first refusal of each Purchaser under this Article IV may be transferred to any constituent partner or affiliate of such Purchaser, to any successor in interest to all or substantially all the assets of such Purchaser, or to a transferee who acquires one hundred twenty-five thousand (125,000) shares of Registrable Securities (as adjusted for stock splits and combinations), provided, the Company must received, within twenty (20) days after such transfer, written notice of the name and address of such transferee or assignee and the securities with respect to which the rights of first refusal are being transferred,

         4.6 EXCLUDED SECURITIES. The rights of first refusal established by this Article IV shall have no application to any of the following Equity
Securities:

                  4.6.1. Shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

                  4.6.2 stock issued pursuant to any rights or agreements outstanding as of me dam of this Agreement; options and warrants outstanding as of the date of this Agreement and stock


                                       17.

issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Article IV applied with respect to the initial sale or grant by the Company of such rights or agreements;

                  4.6.3 any Equity Securities issued in connection with a strategic partnership, merger, consolidation, acquisition or similar business combination, provided such transaction is approved by the Company's Board of Directors;

                  4.6.4 any Equity Securities that are issued by the Company as part of a public offering referred to in Section 4.4 hereof;

                  4.6.5 shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                  4.6.6 shares of Common Stock issued upon conversion of the Series B or Series C Preferred Stock; and

                  4.6.7 any Equity Securities issued pursuant to any equipment leasing arrangement, or bank financing.

                                       V.

                                   REPURCHASE

         5.1 REPURCHASE RIGHTS. The Company shall be obligated to repurchase the Registrable Securities as follows:

                  5.l.l At any time after September 30, 2000, the holders of a majority of the Registrable Securities then outstanding may require the Company to repurchase all of the outstanding Registrable Securities for cash at a price of $11.00 per share as to the Series B and Series C Preferred Stock plus all accrued or declared but unpaid dividends on such shares (the "Preferred Repurchase Price"), and $9.15 per share as to the Common Stock plus all accrued or declared but unpaid dividends on such shares (the "Common Repurchase Price"), by giving notice (the "Exercise Notice") to the Company, payable as provided below. Such Exercise Notice shall specify the repurchase date (the "Repurchase Date"), which date shall be at least 60 days from the effective date of the Exercise Notice. The Preferred Repurchase Price and the Common Repurchase Price shall hereinafter be referred to collectively hereinafter as the "Repurchase Price".

                  5.1.2 The Company shall repurchase all of the Registrable Securities to be repurchased hereunder on the Repurchase Date specified in the Exercise Notice. Notwithstanding the foregoing, if, as of the end of the quarter immediately preceding the Repurchase Date, the Company had a Current Ratio as defined below) of less than one, then it shall repurchase such shares in three installments of equal amount, with the first installment on the Repurchase Date specified in die Exercise Notice, the second installment on the first


                                       18.

anniversary of such date and the third installment on the second anniversary of such date. Each such installment date shall be a "Repurchase Date" as described herein. For purposes of this Section 5.1.2, "Current Ratio" shall mean the Company's current assets divided by the Company's current liabilities, as determined by reference to the Company's financial statements (prepared in accordance with generally accepted accounting principles, to the extent applicable for unaudited interim financial statements, consistent with the Company's historical financial statements) for the quarter immediately preceding the Repurchase Date.

                  5.1.3 At least thirty (30) but no more than sixty (60) days prior to a Repurchase Date, the Company shall send a notice (a "Repurchase Notice") to all holders of Registrable Securities setting forth (a) the Repurchase Price for the shares to be repurchased; and (b) the place at which such holders may obtain payment of the Repurchase Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to repurchase all shares to be repurchased at such Repurchase Date, then it shall repurchase such shares pro rata (based on the portion of the aggregate Repurchase Price payable to them) to the extent possible and shall repurchase the remaining shares to be repurchased as soon as sufficient funds are legally available.

                  5.1.4 If, as a result of settlement of or a final judgment obtained in connection with the lawsuit Radiation Sterilizers, Inc. v. United States of America, et al., , filed in the U.S. District Court, Eastern District of Washington on April 16, 1991, or any other lawsuit arising out of the same set of facts and circurnstances (the "DOE Lawsuit"), the Company is obligated to pay to other parties in such lawsuit an amount in excess of $1,000,000, notwithstanding any appeal rights the Company may have, the following provisions shall apply:

                           (a) The holders of a majority of the Registrable
Securities then outstanding may require the Company to repurchase all or any portion of the outstanding Registrable Securities for cash at a base price (escalated in each case as provided in Section 5.1.4(b) below) of $11.00 per share as to the Series B and Series C Preferred Stock plus all accrued or declared but unpaid dividends on such shares, and $9.15 per share as to the Common Stock plus all accrued or declared but unpaid dividends on such shares, by giving notice (the "DOE Exercise Notice") to the Company, payable as provided below. Such DOE Exercise Notice shall be delivered to the Company within 90 days of the settlement or final judgment in the DOE Lawsuit, and shall specify the repurchase date (the "DOE Repurchase Date"), which date shall be at least 90 days from the effective date of the DO]3 Exercise Notice. The repurchase rights provided for in this Section 5.1.4 may be exercised only on one occasion.

                           (b) The base price of each of the Series B and Series
C Preferred Stock and of the Common Stock, shall escalate from the date of this Agreement through the DOE Repurchase Date at an annual compounded rate of 6.0%, calculated based on the number of days in such period. The escalated price for the Series B and Series C Preferred Stock in effect as of the DOE Repurchase Date shall be the "DOE Preferred Repurchase Price," and the escalated price for the Common Stock in effect as of the DOE Repurchase Date shall be the "DOE Common Repurchase Price." The DOE Preferred Repurchase Price and the DOE


                                       19.

Common Repurchase Price shall hereinafter be referred to collectively hereunder as the "DOE Repurchase Price."

                  (c) The Company shall repurchase all of the Registrable Securities to be repurchased pursuant to the DOE Exercise Notice on the DOE Repurchase Date specified therein. If and to the extent the Company is unable to repurchase all shares to be repurchased on the DOE Repurchase Date, the Company shall within 15 days of the DOE Exercise Notice provide written notice of such inability to the holders of Registrable Securities and to Charles W, King, Jr. Mr. King, personally or through trusts for which he is a trustee, shall repurchase the Registrable Securities which the Company is unable to repurchase within 90 days of the scheduled DOE Repurchase Date, at the prices and otherwise on the same terms as provided for the Company herein.

         5.2 DEPOSIT OF FUNDS. On or prior to any Repurchase Date or DOE Repurchase Date, the Company shall deposit the Repurchase Price or DOE Repurchase Price, as applicable, of all shares to be repurchased with a bank or trust company having aggregate capital and surplus in excess of $10,000,000 as a trust fund, with irrevocable instructions and authority to be bank or trust company to pay, on and after such Repurchase Date or DOE Repurchase Date, the Repurchase Price or DOE Repurchase Price of the shares to their respective holders upon the surrender of their share certificates. The balance of any funds deposited by the Company pursuant to this Section 5.2 remaining unclaimed at the expiration of one year following such Repurchase Date or DOE Repurchase Date shall be returned to the Company promptly upon its written request.

         5.3 SURRENDER OF CERTIFICATES. On or after any Repurchase Date or DOE Repurchase Date, each holder of Registrable Securities shall surrender such holder's certificates representing such shares to the Company and thereupon the Repurchase Price or DOE Repurchase Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. From and after such Repurchase Date or DOE Repurchase Date, unless there shall have been a default in payment of the Repurchase Price or DOE Repurchase Price or the Company is unable to pay the Repurchase Price or DOE Repurchase Price due to not having sufficient legally available funds, all dividends on the Registrable Securities shall cease to accrue and all rights of the holders of such shares (except the right to receive the Repurchase Price or DOE Repurchase Price without interest upon surrender of their certificates) shall cease and terminate with respect to such shares, provided that in the event that the Registrable Securities are not repurchased due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such Registrable Securities shall remain outstanding and shall be entitled to all of be rights and preferences provided herein.

         5.4 TERMINATION OF RIGHTS. The rights of repurchase established by this
Article V shall terminate after the time of effectiveness of the Company's first firm commitment public offering registered, under the Securities Act.


                                       20.

                                       VI

                                  MISCELLANEOUS

         6.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

         6.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solelyas of die date of such certificate or instrument.

         6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the sitccessors, assigns, hers, executors and of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registratble Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

         6.4 ENTIRE AGREEMENT. This Agreement constitutes the III and entire understanding and agreement between the parties with regard to the subject hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         6.5 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.6 AMENDMENT AND WAIVER.

                  6.6.1 Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and a majority of the Holders of Registrable Securities.

                  6.6.2 Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of a majority of the Holders of Registrable Securities.


                                       21.

         6.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be constructed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar bread, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit consent or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. AU remedies, either under this Agreement, by law or otherwise afforded to Holders, shall be cumulative and not alternative.

         6.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if mum during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail return receipt requested, postage prepaid, or (W) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         6.9 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, cows and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including -without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         6.10 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


                                       22.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY: PURCHASERS:

STERIGENICS INTERNATIONAL.                      SUMMIT VENTURES III L.P.
4020 Clipper Court                              499 Hamilton Avenue, Suite 200
Fremont, CA 94538                               Palo Alto, CA 94301

                                                By: Summit Partners
                                                Its General Partner

By: /s/ James F. Clouser
                                                By: /s/
    -------------------------                       -------------------------
        James F. Clouser                                   General Partner


                                                SUMIMMT INVESTORS II L.P.
                                                499 Hamilton Avenue, Suite 200
                                                Palo Alto, CA 94301

                                                By: Stamps Woodsum & Co.
                                                Its General Partner



                                                By: /s/
                                                    ------------------------
                                                         General Partner


                                                SEQUOIA CAPITAL GROWTH FUND
                                                3000 Sand.  Hill Road
                                                Building 4, Suite 280
                                                Menlo Park A 94025

                                                By: Sequoia Partners
                                                Its General Partner


                                                By: /s/
                                                    ------------------------
                                                         General Partner


                                       23.

                                SEQUOIA TECHNOLOGY PARTNERS III
                                3000 Sand Hill Road
                                Building 4, Suite 280
                                Menlo Park, CA 94025

                                By: Sequoia Partners
                                Its General Partner


                                By: /s/
                                    -----------------------------
                                         General Partner


                                The undersigned, hereby acknowledges and agrees to the provisions of Section 5.1.4 of this Agreement:



                                /s/ Charles W. King, Jr.
                                ------------------------------------------
                                Charles W. King, Jr.


                                       24.

                            STERIGENICS INTERNATIONAL

                                CO-SALE AGREEMENT


         This Co-Sale Agreement (the "Agreement") is made as of this 20th day of September, 1993, by and among STERIGENICS INTERNATIONAL, a California corporation (the "Company"), the holders of the Company's Series B Preferred Stock, Series C Preferred Stock and Common Stock listed on Exhibit A hereto (the "Shareholders"), and the CHARLES W. KING, JR. Trust (the "Grantor").

                                    RECITALS

         WHEREAS, the Shareholders are purchasing shares of the Company's Series B Preferred Stock, Series C Preferred Stock and Common Stock (the "Purchased Stock") pursuant to that certain Stock Purchase Agreement (the "Purchase Agreement") dated as of the date hereof, among the Shareholders and the Company;

         WHEREAS, such Shareholders were induced by the Company to purchase the Purchased Stock in part by the Company's and the Grantor's agreement to enter into this Agreement; and

         WHEREAS, the parties desire to enter into this Agreement in order to grant rights of co-sale to each Shareholder.

         In consideration of the mutual covenants set fort herein, the parties agree hereto as follows:


1.       DEFINITIONS.

         (a) "Co-Sale Stock" shall mean shares of the Company's Common Stock or Preferred Stock now owned or subsequently acquired by the Grantor. The number of shares of Stock owned by the Grantor is set forth on Exhibit B, which Exhibit shall be amended from time to time to reflect changes in the number of shares owned by the Grantor.

         (b) "Common Stock" shall mean the Company's Common Stock and shares of Common Stock issued or issuable upon conversion of the Company's outstanding Preferred Stock.

2.       SALES BY THE GRANTOR.

         (a) If the Grantor proposes to sell or transfer any shares of Co-Sale Stock then the Grantor shall promptly give written notice (the "Notice") simultaneously to the Company and to each of the Shareholders at least fifteen
(15) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of Co-Sale Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions of Sections 3(a) or 30(b) hereof, the Notice shall state under which section the sale or transfer is being made.

         (b) Each Shareholder shall have the right, exercisable upon written notice to the Grantor within ten (10) days after Notice, to participate in such sale of Co-Sale Stock on the same terms and conditions. Such notice shall indicate the number of shares of Common Stock such Shareholder wishes to sell under his or her right to participate. To the extent one or more of the Shareholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Co-Sale Stock that the Grantor may sell in the transaction shall be correspondingly reduced.

         (c) Each Shareholder may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Co-Sale Stock covered by the Notice by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by the Shareholder at the time of the sale or transfer and the denominator of which is the total number of shares of Common Stock owned by the Grantor and the Shareholders at the time of the sale or transfer.

         (d) Each Shareholder who elects to participate in the sale pursuant to this Section 2 (a "Participant") shall effect its participation in the sale by promptly delivering to the Grantor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                           (i the type and number of shares of Common Stock
which such Participant elects to sell or

                           (ii) that number of shares of Series B or Series C
Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Series B or Series C Preferred Stock in lieu of Common Stock, such Participant shall convert such Series B or Series C Preferred Stock into Common Stock and deliver Common Stock as provided in Section 2(d)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

         (e) The stock certificate or certificates that the Participant delivers to the Grantor pursuant to Section 2(d) shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Notice, and the Grantor shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale to the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the Grantor shall not sell to such prospective purchaser or purchasers any Co-Sale Stock unless and until, simultaneously with such sale, the Grantor shall purchase such shares or other securities from such Participant on the same terms and conditions specified in the Notice.


                                       2.

         (f) The exercise or non-exercise of the rights of the Participants hereunder to participate in one or more sales of Co-Sale Stock made by the Grantor shall not adversely affect their rights to participate in subsequent sales of Co-Sale Stock subject to Section 2(a).

         (g) If none of the Shareholders elect to participate in the sale of the CO-Sale Stock subject to the Notice, the Grantor may, not later than sixty (60) days following delivery to the Company of the Notice, enter into an agreement providing for the closing of the transfer of the Co-Sale Stock covered by the Notice within thirty (30) days of such agreement on terms and conditions not more favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the Co-Sale Stock by the Grantor, shall again be subject to the co-sale rights of the Shareholders and shall require compliance by the Grantor with the procedures described in this Section 2.

3.       EXEMPT TRANSFERS.

         (a) Notwithstanding the foregoing, the co-sale rights of the Shareholders shall not apply to (i) any transfer or transfers by the Grantor which in the aggregate, over the term of this Agreement amount to no more than Ten Thousand ($10,000) dollars of Co-Sale Stock held by the Grantor as of the date hereof, (ii) any pledge of Co-Sale Stock made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest,
(iii) any transfer to the ancestors, descendants or spouse or to trusts for the benefit of such persons or the Grantor; or (iv) any bona fide gift; provided that in the event of any transfer made pursuant to one of the exemptions provided by clauses (ii), (iii) and (iv), (A) the Grantor shall inform the Shareholders of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish the Shareholders with a written agreement to be bound by and comply with all provisions of Section 2. Except with respect to Co-Sale Stock transferred under clause (i) above (which Co-Sale Stock shall no longer be subject to the co-sale rights of the Shareholders), such transferred Co-Sale Stock shall remain "Co-Sale Stock" hereunder; and such pledgee, transferee or donee shall be treated as the "Grantor" for purposes of this Agreement.

         (b) Notwithstanding the foregoing, the provisions of Section 2 shall not apply to the sale of any Co-Sale Stock to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, amended "Securities Act").

         (c) This Agreement is subject to, and Shall in no manner limit the right of the Company to repurchase securities from the Grantor at cost pursuant to a stock restriction agreement or other agreement between the Company and the Grantor.

4.       PROHIBITED TRANSFERS.

         (a) In the event that the Grantor should sell any Co-Sale Stock in contravention of the co-sale rights of each Shareholder under this Agreement (a "Prohibited Transfer"), each Shareholder, in addition to such other remedies as may be available at law, in equity or


                                       3.

hereunder, shall have the put option provided below, and the Grantor shall be bound by the applicable provisions of such option.

         (b) In the event of a Prohibited Transfer, each Shareholder shall have the right to sell to the Grantor the type and number of shares of Common Stock equal to the number of shares each Shareholder would have been entitled to transfer to the purchaser under Section 2(c) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                  (i) The price per share at which the shares are to be sold to the Grantor shall be equal to the price per share paid by the purchaser to the Grantor in the Prohibited Transfer. The Grantor shall also reimburse each Shareholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Shareholder's rights under Section 2.

                  (ii) Within ninety (90) days after the later of the dates on which the Shareholder (a) received notice of the Prohibited Transfer or (b) otherwise became aware of the Prohibited Transfer, each Shareholder shall, if exercising the option created hereby, deliver to the Grantor the certificate or certificates represent shares to be sold, each certificate to be properly endorsed for transfer.

                  (iii) The Grantor shall, upon receipt of the certificate or certificates for the shares to be sold by a Shareholder, pursuant to this
Section 4(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4(b)(i), in cash or by other means acceptable to the Shareholder.

                  (iv) Notwithstanding the foregoing, any attempt by the Grantor to transfer Co-Sale Stock in violation of Section 2 hereof shall be voidable at the option of a majority in interest of the Shareholders if the Shareholders do not elect to exercise the put option set forth in this Section 4, and the Company agrees it will not effect such a transfer nor will it treat any alleged transfee as the holder of such shares without the written consent of a majority in interest of the Shareholders.

5.       LEGEND.

         (a) Each certificate representing shares of Co-Sale Stock now or hereafter owned by the Grantor or issued to any person in connection with a transfer pursuant to Section 3(a) hereof shall be endorsed with the following legend:

         "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."


                                       4.

         (b) The Grantor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

6.       MISCELLANEOUS

         (a) CONDITIONS TO EXERCISE OF RIGHTS. Exercise of the Shareholders' rights under this Agreement shall be subject to and conditioned upon, and the Grantor and the Company shall use their best efforts to assist each Shareholder in, compliance with applicable laws.

         (b) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

         (c) AMENDMENT. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company, (ii) as to the Shareholders, by persons holding more than a majority in interest of the Common Stock held by the Shareholders and their assignees, pursuant to Section 6(d) hereof, and (iii) as to the Grantor, only by the Grantor. Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 6(c) shall be binding upon each Shareholder, its successors and assigns, the Company and the Grantor.

         (d) SUCCESSORS AND ASSIGNS. Except as otherwise specifically provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the successors, assigns, hells, executors and administrators of the parties hereto.

         (e) ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the specific subject matter hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

         (f) TERM. This Agreement shall terminate (i) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act or (ii) at such time as the Shareholders hold less than fifty percent (50%) of the Purchased Stock.

         (g) OWNERSHIP. The Grantor represents and warrants that he is the sole legal and beneficial owner of those shares of Co-Sale Stock he currently holds subject to the Agreement and that no other person has any interest (other than a community property interest) in such shares.

         (h) NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then


                                       5.

on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         (i) SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceabity shall not effect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (j) ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         (k) COUNTERPARTS. This Agreement may be executed in two or more counterparts, of which shall be deemed an original but all of which together shall constitute one and the same instrument.


                                       6.

         The foregoing agreement is hereby executed as of the date first above written.


COMPANY:


STERIGENICS INTERNATIONAL
4020 Clipper Court
Fremont, CA 94538


/s/ James F. Clouser
-----------------------------------
JAMES F. CLOUSER, PRESIDENT



GRANTOR:


/s/ Charles W. King, Jr.
-----------------------------------
CHARLES W. KING, Jr.
c/o STERIGENICS INTERNATIONAL
4020 Clipper Court
Fremont, CA, 94538


                         CO-SALE AGREEMENT SHAREHOLDERS:

                                              SUMMIT VENTURES III, L.P.
                                              499 Hamilton Avenue
                                              Suite 200
                                              Palo Alto, CA 94301

                                              By: Summit Partners
                                              Its General Partner



                                              By /s/
                                                 ------------------------------
                                                       General Partner


                                CO-SALE AGREEMENT

                                         SUMMIT INVESTORS II, L.P.
                                         499 Hamilton Avenue
                                         Suite 200
                                         Palo Alto, CA 94301

                                         By: Stamps Woodsum & Co.
                                         Its General Partner


                                         By /s/
                                             ---------------------------------
                                                  General Partner


                                         SEQUOIA CAPITAL GROWTH FUND 3000
                                         Sand Hill Road
                                         Building 4, Suite 280
                                         Menlo Park, CA 94025

                                         By: Sequoia Partners
                                         Its General Partner


                                         By: /s/
                                             ---------------------------------
                                                  General Partner


                                         SEQUOIA TECHNOLOGY PARTNERS III
                                         3000 Sand Hill Road
                                         Building 4, Suite 280
                                         Menlo Park, CA 94025

                                         By: Sequoia Partners
                                         Its General Partner


                                         By: /s/
                                             ---------------------------------
                                                  General Partner


                                CO-SALE AGREEMENT

                                    EXHIBIT A

                              LIST OF SHAREHOLDERS


SUMMIT VENTURES III, L.P.
499 Hamilton Avenue
Suite 200
Palo Alto, CA 94301


SUMMIT INVESTORS II, L.P.
499 Hamilton Avenue
Suite 200
Palo Alto, CA 94301


SEQUOIA CAPITAL GROWTH FUND
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, CA 94025


SEQUOIA TECHNOLOGY PARTNERS III
3000 Sand Hill Road
Building 4, Suite 280
Menlo Park, CA 94025


                                CO-SALE AGREEMENT

                                    EXHIBIT B

                             CO-SALE STOCK OWNERSHIP

GRANTOR                                                CO-SALE STOCK

CHARLES W. KING, JR.                            572,000 shares of Common Stock


                                CO-SALE AGREEMENT